SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25
                           NOTIFICATION OF LATE FILING

                               Commission File No:
(Check One):

     [ X ]Form 10-K [ ]Form 20-F [ ]Form 11-K [ ]Form 10-Q [ ]Form N-SAR
                           For Period Ended: 6-30-2001

                       ( ) Transition  Report  on  Form  10-K
                       ( ) Transition  Report  on  Form  20-F
                       ( ) Transition  Report  on  Form  11-K
                       ( ) Transition  Report  on  Form  10-Q
                       ( ) Transition Report on Form N-SAR

               For the Transition Period Ended:___________________

  Read Attached Instruction Sheet Before Preparing Form. Please Print or Type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

================================================================================

                         PART 1 - REGISTRANT INFORMATION

Full Name of Registrant: Milinx Business Group, Inc.
                         ---------------------------

Former Name if Applicable: N/A



Address of Principal Executive Office (Street and Number):


                           Milinx Business Group, Inc.
              ----------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)

                                   Suite 3827
                            1001 Fourth Avenue Plaza
                                Seattle, WA 98154
                     --------------------------------------
                    (Address of principal executive offices)

                                  206-621-7032
                          -----------------------------
                          Registrant's telephone number

        Delaware                   000-26421                    91-1954074
  --------------------         --------------------          ----------------
(State of Incorporation)     (Commission File Number)        (I.R.S. Employer)

================================================================================

                        PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed.

(check appropriate box).

(X) (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

(X) (b) The subject annual report, on Form 10-K, will be filed on or before the fifteenth calendar day following the prescribed due date;

(X) (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

================================================================================

                              PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed).

      Company had a complete management team change which has delayed the Company's ability to start its annual audit, a precursor for filing the Form 10K.

================================================================================

                           PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

                      Steven Price          206-621-7032
                    -----------------------------------------------
                        (Name)       (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports been filed? If answer is no, identify report(s). Yes [ X ] No [ ]


(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? Yes [ ] No [X]

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                          MILINX BUSINESS GROUP, INC.
                   ------------------------------------------
                   Name of Registrant as Specified in Charter

Has caused this notification to be signed on its behalf by the undersigned hereunder duly authorized.


Dated: September 17, 2001

By: /S/ Steven Price, acting Chief Financial Officer
    ------------------------------------------------
    Steven Price, acting Chief Financial Officer


Instruction. The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.



                                    ATTENTION
   INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL
                       VIOLATIONS (SEE 18 U.S.A.C. 1001).